EXHIBIT 10(b)

                FORM OF STOCK OPTION AGREEMENT

          In addition to the terms and conditions of stock option agreements generally applicable to Warner-Lambert Company (the "Company") employees who receive stock options, effective February 27, 1996, the following provisions are part of the stock option agreement between the Company and certain executive officers of the Company, including the named executive officers of the Company, as defined by Item 402(a)(3) of Regulation S-K:

     1. "RULE OF 80" OR ATTAINMENT OF AGE 65. If, after a date one year from the date of grant of the stock option, the executive officer satisfies the "Rule of 80," as hereinafter described, when the executive officer's employment terminates or the executive officer has attained age 65 when the executive officer's employment terminates, the executive officer may exercise the stock option until the expiration of ten years from the date of grant of the stock option, except as provided below relating to termination for cause and relating to employment by a competitor. The "Rule of 80" is satisfied if the individual's employment terminates (including death while employed) on or after age 55 and if the sum of the individual's age at termination (in full and partial years) plus the period of service with the Company or any of its subsidiaries (in full and partial years), equals at least 80. In the event of the executive officer's death after termination of employment, the individual's representative may exercise the stock option in accordance with these provisions to the same extent that such provisions were applicable to the executive officer.

     2. FORFEITURE OF UNEXERCISED OPTIONS. If the executive officer's employment is terminated for cause, the stock option shall terminate. Determinations of cause shall be made in the sole discretion of Management and shall include, but not be limited to, terminations for violation of the Management Integrity Policy, sexual harassment or theft. Exceptions to the application of this provision may be made by the Compensation Committee of the Board of Directors. This provision is not intended to, nor shall it, alter the executive officer's status as an employee-at-will.

     3. EMPLOYMENT BY A COMPETITOR. Notwithstanding any other provision, if the executive officer's employment terminates at or after age 55 and the individual becomes employed by a competitor of the Company in any capacity (e.g, as an employee, consultant or otherwise) within two (2) years after the termination of employment, the stock options which are then outstanding shall expire 90 days after the commencement of employment with the competitor.